Exhibit 99.1

AeroGrow Reports Results for Three Months Ended September 30, 2011

•	8.5% sales increase year-over-year, to $1.5 million for the quarter

•	Gross margin improved to 50.7%, more than twice prior year margin

•	Operating loss of $122 thousand – $1 million better than in 2010

Boulder, CO – November 14, 2011 - AeroGrow International, Inc. (OTC Pink: AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended September 30, 2011.   The September quarter is the second quarter of AeroGrow’s fiscal year.

Financial Highlights for the Three Months Ended September 30, 2011

•	Operating loss decreased by more than 89% year-over-year, to $121,801 from $1,117,549 during the prior year period.
•	EBITDA close to breakeven at a loss of $44,685 during one of the seasonally lowest sales quarters of the year, an $868,196 year-over-year improvement.
•
Gross margin improved to 50.7%, a 26 percentage point improvement from the quarter ended September 30, 2010, reflecting improved efficiencies in manufacturing and distribution operations, and increased average pricing.

•	Total revenue increased 8.5% year-over-year, to $1,497,519, due to continued strong response from the Company’s customer database and efficient marketing campaigns.
•	Marketing efficiency increased by more than 210% year-over-year as direct response sales per dollar of advertising rose to $27.23 from $8.68 in 2010.
•	Overhead expense was reduced 37% year-over-year, and was down 67% from the same quarter two years ago.
•	Seed kit and accessory sales, the recurring revenue portion of the Company’s business, increased 17.6% over the same quarter in the prior year, and represented 68.3% of total sales in the quarter.

“During the quarter ended September 30th, our turnaround efforts yielded tangible, bottom line results,” said Mike Wolfe, CEO of AeroGrow.  “For the quarter we delivered year-over-year sales growth with lower advertising spending, a much higher gross margin and lower overhead.  And, most important, we generated EBITDA that fell just short of breakeven and that was almost $870,000 better than a year ago, despite the September quarter being one of our seasonally slowest quarters.  We achieved these results while continuing our trend of reducing the Company’s overhead to levels that are appropriate for our scale of business.  These results signal the success we’ve had in dramatically changing our business model and point toward what we believe will be continued improvements over the short and long term.”

Results of Operations

Summary Overview
For the three months ended September 30, 2011, sales totaled $1,497,519, a $117,902, or 8.5%, increase from the same period in the prior year.  The increase in revenue principally reflected the increased effectiveness of our direct-to-consumer advertising as we generated $27.23 of direct-to-consumer revenue for every dollar of advertising expenditures, as compared to $8.68 in the prior year period, a 213.7% increase.  The increase in dollars of revenue per dollar of advertising expense primarily reflected an increased utilization of electronic marketing media, such as online advertising and email, which is less expensive than traditional catalogue mailings. Partially offsetting the improved marketing effectiveness was a 62.3% decline in the amount of revenue-generating media spending during the quarter, reflecting cash constraints we faced.  Also offsetting the improved marketing was the impact of temporary price increases and a reduction in promotional activity implemented to support a test of the network marketing sales channel that continued through the first week of August 2011.  The reduced media spend and the impact of higher prices and lower promotional activity was principally reflected in lower sales of AeroGardens, which declined by 6.9% from the prior year.  Recurring revenue from seed kit and accessories increased by 17.6%, however, as the temporary price increases taken on these products were more moderate and we continued to benefit from the growing installed base of AeroGardens.  Seed kit and accessory sales represented 68.3% percent of total revenue for the three months ended September 30, 2011, up from 63.0% in the prior year period.

Gross margin for the three months ended September 30, 2011 was 50.7%, up from 24.7% for the year earlier period.  The increase in percentage margin reflected a variety of factors during the current year period, including efficiencies achieved in our assembly, fulfillment, and distribution operations, an increased mix of higher-margin direct-to-consumer and seed kit and accessory sales, and higher average selling prices for our products.

Operating expenses other than cost of revenue decreased $576,702, or 39.5%, from the prior year reflecting cost saving initiatives, reductions in media spending, and staffing reductions.

Our operating loss totaled $121,801 for the three months ended September 30, 2011, 89.1%, or $995,748, lower than the $1,117,549 reported in the prior year period.  The improved operating performance reflected the increase in sales, higher gross margin, and the significant decrease in operating expenses other than cost of revenue.

Other income and expense for the three months ended September 30, 2011 totaled to a net other expense of $908,626, as compared to net other expense of $1,012,004 in the prior year period.  The net other expense in the current year period included $709,808 in non-cash expense related to the combined effect of the amortization of deferred financing costs (principally the value of warrants granted to a placement agent) and a debt discount on convertible notes we issued during the prior fiscal year.  For the three months ended September 30, 2010 these non-cash expenses totaled $760,900.  The discount was recognized because the notes had a conversion price lower than the market price of our stock at the time of issuance, and because the notes were issued with warrants to purchase our common stock. The resulting discount is being amortized to expense over the life of the notes, as are the related financing costs.

The net loss for the three months ended September 30, 2011 was $1,030,427, which was $1,099,126 lower than the net loss of $2,129,553 in the same period a year earlier.

The following table sets forth, as a percentage of sales, our financial results for the three months ended September 30, 2011 and the three months ended September 30, 2010:

	Three Months Ended September 30,
	2011	2010
Revenue
Product sales – direct to consumer, net	84.7%	77.7%
Product sales – retail, net	13.2%	20.8%
Product sales – international	2.1%	1.5%
Total sales	100.0%	100.0%

Operating expenses
Cost of revenue	49.3%	75.3%
Research and development	0.4%	3.8%
Sales and marketing	22.2%	43.0%
General and administrative	36.2%	58.9%
Total operating expenses	108.1%	181.0%
Profit/(loss) from operations	(8.1)%	(81.0)%

 AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	September 30, 2011	March 31, 2011
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$102,444	$355,781
Restricted cash	36,983	162,837
Accounts receivable, net of allowance for doubtful accounts of $2,087 and $17,791 at September 30, 2011 and March 31, 2011, respectively	148,500	290,997
Other receivables	106,615	260,692
Inventory	2,147,751	2,547,570
Financed inventory	52,416	--
Prepaid expenses and other	182,624	335,854
Total current assets	2,777,333	3,953,731
Property and equipment, net of accumulated depreciation of $2,685,605 and $2,525,853 at September 30, 2011 and March 31, 2011, respectively	200,536	359,962
Other assets
Intangible assets, net of $34,537 and $24,834 of accumulated amortization at September 30, 2011 and March 31, 2011, respectively	281,685	273,081
Deposits	91,359	159,631
Deferred debt issuance costs, net of accumulated amortization of $1,076,226 and $737,531 at September 30, 2011 and March 31, 2011, respectively	1,149,796	1,488, 491
Total other assets	1,522,840	1,921,203
Total Assets	$4,500,709	$6,234,896

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Notes Payable	$7,570	$350,798
Notes Payable – Related Party	14,884	211,321
Current portion – long term debt – related party	57,206	13,947
Current portion – long term debt	1,811,888	1,168,160
Accounts payable	1,623,717	1,506,841
Accrued expenses	494,967	614,234
Customer deposits	42,070	122,377
Deferred rent	20,043	22,513
Total current liabilities	4,072,345	4,010,191
Long term debt	4,188,008	3,716,229
Long term debt – related party	531,206	359,751
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 7,576 and 7,576 shares issued and outstanding at September 30, 2011 and March 31, 2011	8	8
Common stock, $.001 par value, 500,000,000 shares authorized, 19,244,160 and 19,244,160 shares issued and outstanding at September 30, 2011 and March 31, 2011, respectively	19,244	19,244
Additional paid-in capital	62,457,844	62,324,016
Accumulated (deficit)	(66,767,946)	(64,194,543)
Total Stockholders' Equity (Deficit)	(4,290,850)	(1,851,275)
Total Liabilities and Stockholders' Equity (Deficit)	$4,500,709	$6,234,896

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended September 30,		Six Months ended September 30,
	2011	2010	2011	2010
Revenue
Product sales	$1,497,519	$1,379,617	$2,977,422	$3,197,636

Operating expenses
Cost of revenue	737,668	1,038,812	1,588,500	2,360,515
Research and development	6,470	52,745	28,533	89,760
Sales and marketing	332,941	593,309	846,941	1,410,287
General and administrative	542,241	812,300	1,256,560	1,708,483
Total operating expenses	1,619,320	2,497,166	3,720,534	5,569,045

Profit (loss) from operations	(121,801)	(1,117,549)	(743,112)	(2,371,409)

Other (income) expense, net
Interest (income)	(2)	(1,900)	(14)	(8,530)
Interest expense	799,585	933,400	1,630,241	1,451,500
Interest expense – related party	111,238	94,490	229,579	155,749
Other (income)	(2,195)	(13,986)	(29,516)	(111,525)
Total other (income) expense, net	908,626	1,012,004	1,830,290	1,487,194

Net income (loss)	$(1,030,427)	$(2,129,553)	$(2,573,402)	$(3,858,603)

Net income (loss) per share, basic	$(0.05)	$(0.17)	$(0.13)	$(0.31)

Net income (loss) per share, diluted	$(0.05)	$(0.17)	$(0.13)	$(0.31)

Weighted average number of common shares outstanding , basic and diluted	19,244,160	12,566,486	19,244,160	12,566,486

 Sales by Channel

	Three Months Ended September 30,
Product Revenue	2011	2010
Direct to consumer, net	$1,268,479	$1,071,606
Retail, net	197,658	287,373
International	31,382	20,638
Total	$1,497,519	$1,379,617

Sales by Product Type

	Three Months Ended September 30,
	2011	2010
Product Revenue
AeroGardens	$475,184	$510,458
Seed kits and accessories	1,022,335	869,159
Total	$1,497,519	$1,379,617
% of Total Revenue
AeroGardens	31.7%	37.0%
Seed kits and accessories	68.3%	63.0%
Total	100.0%	100.0%

About AeroGrow International, Inc.:

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755